UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 19, 2003

NEW FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29811	33-0404910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 919-1500

(Former name or former address, if changed since last report)

Item 5.	Other Events

New Focus Implements 15% Reduction in Force

On August 19, 2003, New Focus, Inc. implemented a reduction in force that will reduce the company’s employee base by approximately 15%. This action, combined with reductions associated with the previously announced closure of the company’s development site in Wisconsin, will reduce the company’s headcount to approximately 200 people at the end of the September quarter, down from 244 people at end of the June quarter.

As mentioned in the company’s second quarter press release dated July 30, 2003, the company expected to record a restructuring charge of approximately $0.2 million in its third quarter results for severance payments related to the closure of its Wisconsin site. As a result of this week’s reduction in force, the company expects to record an additional restructuring charge of $0.9 million for severance-related payments in its third quarter ending September 26, 2003, thus raising the total anticipated cash restructuring charges for the third quarter to approximately $1.1 million. In addition, the company is currently determining the amount of non-cash impairment charges related to excess equipment to be recorded in its third quarter results. Restructuring and impairment charges are reflected in the company’s GAAP operating expenses along with charges for the amortization of acquired intangibles and deferred stock compensation expense. The company uses various non-GAAP performance measures including non-GAAP operating expenses, which exclude the charges associated with these three GAAP accounting categories.

The company’s expense structure, defined as non-GAAP operating expenses plus manufacturing overhead spending, was $8.7 million in the second quarter of 2003. The salary and benefit cost savings associated with the reduced headcount of support personnel is expected to be approximately $0.9 million per quarter. In addition to these salary-based savings, the company expects to realize cost savings of $0.2 million per quarter through lower depreciation expense and occupancy costs associated primarily with the closure of its Wisconsin site. The company expects to realize a small portion of the $1.1 million in total estimated savings in its third quarter results and the entire estimated savings in its fourth quarter results. In addition to the $1.1 million in savings that will lower its expense structure, the company expects to realize savings in direct labor costs of approximately $0.1 million per quarter that will be fully reflected in its cost of goods sold in the fourth quarter of 2003.

Forward-Looking Statements:

This filing on Form 8-K contains predictions, estimates and other forward-looking statements regarding the estimated restructuring charge for the third quarter of 2003, the projected savings from recent reductions in force and the closure of the company’s Wisconsin site, and the impact of such savings on the company’s expense structure. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. The risks and uncertainties include the necessity

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for additional restructuring and impairment charges in future periods to reflect adjustments in the restructuring liabilities previously recorded by the company, additional asset impairment charges, or additional restructuring charges associated with further work force reductions. Previously recorded asset values and restructuring liabilities may require adjustments due to changes in the underlying assumptions used for the balance sheet estimates as of the end of the second quarter of 2003, particularly in regard to conditions within the commercial real estate markets in Silicon Valley and southern China. If the company is unable to grow its revenues in future quarters, it may be required to further reduce its work force in order to minimize its quarterly net losses and cash burn rates. The projected savings from recent work force reductions and the Wisconsin site closure are based upon the company’s severance policies, the number and type of employees affected, and the planned disposition of certain equipment. Should actual actions differ from planned actions, the estimated savings could change accordingly.

Other risk factors that may affect the company’s financial performance are listed in the company’s various reports on file with the SEC, including its fiscal year 2002 annual report on Form 10-K and its quarterly report on Form 10-Q for the second quarter ended June 29, 2003. New Focus undertakes no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FOCUS, INC.

/s/ WILLIAM L. POTTS, JR.

William L. Potts, Jr. Chief Financial Officer and Secretary

Date: August 20, 2003

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